Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-214708 on Form S-3 and 333-214710, 333-198145, 333-198143, 333-198141, 333-170879, 333-162927, 333-148024, 333-139384, 333-139383, 333-139382, 333-139380, 333-121343, 333-121342, 333-102306, 333-101291, 333-59134 and 333-37108 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of MetLife, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MetLife, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 21, 2019